Exhibit  10.01

PORTFOLIO PURCHASE SUMMARY

This Portfolio Purchase Summary contains certain key terms and is incorporated into and made a part of the Purchase and Sale Agreement (“Agreement”) between Seller and Buyer.

1.  Parties:

Seller: McLean SFR Investment, LLC c/o Arlington Asset Management 6862 Elm Street, Suite 320 McLean, VA 22101	Buyer: HomeSource Acquisitions, LLC 8615 Cliff Cameron Drive, Suite 200 Charlotte, North Carolina 28269

2.Property Addresses:

The address of each Property (as defined herein) to be purchased and sold under the Agreement is set forth on Exhibit A attached thereto.

3.	Estimated Closing Date: June 23, 2022
4.	Portfolio Purchase Price: $132,750,000.00
5.	Deposit: $2,655,000.00
6.	Seller’s Broker: Roofstock Realty, LLC (“Seller’s Broker”)
Salesperson Name: ______________ License Number: ___________
7.	Buyer’s Broker: ___________________ (“Buyer’s Broker”)
8.	Seller’s Property Managers: As set forth on Exhibit A attached hereto.
9.	Buyer’s Property Manager:
10.	Security Deposits: See Rent Roll (as defined herein)
11.	Title Company (“Title Company”):

OS National LLC

3097 Satellite Blvd., Suite 4000

Duluth, GA 30096

Attention: Jim Duggan (jduggan@osnational.com)

12.	Escrow Agent (“Escrow Agent”):

Chicago Title Insurance Company

13.	HOA (if applicable): See Rent Roll

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined herein) by and between McLean SFR Investment, LLC, a Delaware limited liability company (the “Seller”) and HomeSource Acquisitions, LLC, a Delaware limited liability company (the “Buyer”).

Buyer and Seller agree as follows:

1.PORTFOLIO.  Buyer is purchasing and Seller is selling 378 properties under this Agreement.  For purposes of this Agreement, the term “Property” (as defined below) refers to each individual Property described on Exhibit A and all obligations of each party under this Agreement are applicable to each Property separately, as if it was the only property hereunder, unless the context requires otherwise. The Properties to be conveyed at Closing are sometimes collectively referred to as the “Portfolio”.

2.PROPERTY. Seller is the owner or holder of each Property at the address set forth on Exhibit A (each a “Property”):

(a)Fee simple title to the real property legally described on the attached Exhibit A (the “Real Property”);

(b)All structures, fixtures and other improvements on the Real Property owned by Seller (collectively, the “Improvements”), and all rights and easements appurtenant to the Real Property; and

(c)Seller’s rights as landlord under any lease or other agreement (whether in writing or oral) for the use or occupancy of the Real Property and Improvements (“Lease”). Each Property does not include any personal property of any tenant under any Lease.

3.SALE OF PROPERTY.  Seller agrees to sell and Buyer agrees to buy each Property on the terms set forth in this Agreement, the Portfolio Purchase Summary, and any exhibits or addendums attached hereto.

4.EFFECTIVE DATE. This Agreement becomes effective upon mutual execution and delivery of the Agreement (the “Effective Date”).

5.DEPOSIT.  Within three (3) Business Days after the Effective Date, Buyer will deposit $2,655,000.00 (the “Deposit”) with the Escrow Agent in Current Funds. “Current Funds” means wire transfers, certified funds, or cashier’s checks in a form acceptable to Escrow Agent that permit Escrow Agent to immediately disburse such funds.  The Deposit will be credited to the Portfolio Purchase Price for the Properties; the remainder of the Portfolio Purchase Price and Buyer’s share of closing costs and pro-rations will be paid in Current Funds through escrow at Closing (as defined herein).

6.PURCHASE PRICE.  The “Portfolio Purchase Price” will be the aggregate amount to be paid for the Portfolio, based on the Properties to be included in the Portfolio pursuant to Paragraph 9(c) below, and it shall be paid in Current Funds by bank wire transfer at the Closing. Unless Seller and Buyer enter into a Reduction Amendment pursuant to Paragraph 9(c) below, the Portfolio Purchase Price shall be $132,750,000.00.  The Portfolio Purchase Price will be allocated to each Property (the “Per Property Allocation”) as set forth on Schedule 1 hereto.

7.CLOSING. The closing (the “Closing”) of the purchase and sale of each Property shall be on the date that is the earlier of (a) fifteen (15) days after the expiration of the Inspection Period, and (b) June 23, 2022 (the “Closing Date”), or such other time as Seller and Buyer may agree in writing. The Closing Date may be extended as provided herein; provided however, the Seller shall have no obligation to extend any Closing Date.

8.CLOSING REQUIREMENTS.

(a)Seller.  At the Closing, Seller will execute and deliver all documents and take all other actions reasonably necessary to affect the sale of each Property, including:

(i)special or limited warranty deed (each, a “Deed”), in the form customary for the jurisdiction, subject to the reasonable approval of Title Company, where each Property is located.

(ii)Evidence reasonably satisfactory to the Buyer and the Title Company that the person or persons executing the Deeds and any other documents required to be delivered on behalf of Seller or a Selling Affiliate, as applicable, have the full power and authority to do so and that the delivery of such documents has been duly authorized.

(iii)a non-foreign affidavit for purposes of compliance with Section 1445(b)(2) of the Internal Revenue Code, as amended (“Code”), if Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(iv)all Lease(s) affecting the Property and being assumed by Buyer and a certified Rent Roll dated no later than five (5) days prior to the Closing Date.

(v)A counterpart original of the Assignment and Assumption of Leases, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption of Leases”), duly executed by Seller or the Selling Affiliate, as applicable, whereby Seller or the Selling Affiliate, as applicable, assigns its obligations under the Leases to Buyer (or Buyer’s Designated Entity) from and after the Closing Date.

(vi)A counterpart original of the Bill of Sale, substantially in the form attached hereto as Exhibit C (the “Bill of Sale”) duly executed by Seller or the Selling Affiliate, as applicable, whereby Seller or the Selling Affiliate, as applicable, conveys the Personal Property to Buyer (or Buyer’s Designated Entity).

(vii)any documents the Title Company or Escrow Agent may reasonably require, including, without limitation, any broker’s lien waivers, including from Seller’s Broker, and any income tax withholding or withholding exemption documents and affidavits, and supporting information and calculations regarding same.

(viii)All keys, garage door openers, etc. for a Property, in the possession of Seller or Seller’s manager.

(b)Buyer.  At the Closing, Buyer will execute and deliver all documents and take all other actions reasonably necessary to affect the purchase of each Property, including:

(i)pay all amounts required under this Agreement in Current Funds.

(ii)A counterpart original of the Assignment and Assumption of Leases, duly executed by Buyer (or Buyer’s Designated Entity), whereby Buyer (or Buyer’s Designated Entity) assumes the obligations of Seller or the Selling Affiliate, as applicable, under the Leases from and after the Closing Date.

(iii)A counterpart original of the Bill of Sale, duly executed by Buyer (or Buyer’s Designated Entity), whereby Buyer (or Buyer’s Designated Entity) accepts the Personal Property from Seller or the Selling Affiliate, as applicable.

(iv)any documents the Title Company or Escrow Agent reasonably requires, including, without limitation, any broker’s lien waivers, including from Buyer’s Broker, any income tax withholding or withholding exemption documents and affidavits, and supporting information and calculations regarding same.

(c)Actions of Escrow Agent.  Escrow Agent will:

(i)deliver the Purchase Price to Seller as set forth on the Closing Statement.

Actions of Title Company.  Title Company will:

(ii)prepare the Closing Statement (as defined below) and obtain signed copies from Seller and Buyer.

(iii)record the Deeds.

(iv)deliver the Buyer’s Title Policy (as defined below) to Buyer.

(v)deliver any documents, or copies thereof, as applicable, referenced in Sections 8(a)(i)(iii)(v) and (vi) and Sections 8(b)(ii) and (iii) that it receives to the applicable party.

9.INSPECTION

(a)For a twenty (20) day period following the Effective Date (the “Inspection Period”) and subject to the rights of current occupants of the Properties (including without limitation all rights under the Leases), Seller shall allow Buyer and Buyer’s representatives, at Buyer’s sole expense, to enter into and inspect up to (i) 20% of the occupied Properties and (ii) 100% of the unoccupied Properties, which Properties shall be designated by Buyer and reasonably approved by Seller, to perform all due diligence investigations deemed necessary by Buyer in accordance with this Agreement. Buyer shall have reasonable access to the Properties during the Inspection Period to perform its inspections; Seller shall use commercially reasonable efforts to arrange for Buyer to have access to each Property according to a schedule as Seller and Buyer shall mutually agree upon.

(b)In connection with exercising its right to enter upon the Properties as set forth in this Paragraph 9(a), Buyer agrees (i) to comply with all applicable laws and (ii) not to interfere with the operation of the Properties or disturb or otherwise interfere in the use of the Properties by any tenant at such Property, in each case other than to a de minimis extent. Buyer and its agents, employees and contractors (and any others entering onto any Property for or at the request of Buyer)  agree that during the Inspection Period they shall): (a) be subject to and shall not violate the rights of any tenant of any Property; (b) not damage any part of any Property or any other property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant (or any others entering onto any Property); (d) promptly pay when due the costs of all tests, investigations and examinations with regard to the Property conducted by or at the instruction of Buyer and all of Buyer’s agents, employees and contractors (and any others entering onto any Property for or at the request of Buyer); and (e) not permit any liens to attach to any Property by reason of the exercise of its rights under this Paragraph 9(a). Seller shall reasonably cooperate with Buyer during the Inspection Period but shall not be obligated to incur any liability or expense in connection therewith. Buyer shall maintain workers’ compensation insurance in accordance with applicable law, and shall also maintain commercial general liability insurance with limits of at least One Million and No/100 Dollars ($1,000,000.00) on an occurrence basis and Two Million and No/100 Dollars ($2,000,000.00) in the aggregate for bodily or personal injury or death.  Buyer shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability before conducting any investigations on the Property.  Each insurance policy shall be written by a reputable insurance company, and shall otherwise be subject to Seller’s prior reasonable approval, and such insurance policies shall name Seller, their affiliates, parents, subsidiaries, successors and assigns as an additional insureds.

(c)Buyer agrees to promptly repair or cause to be repaired any damage to any Property caused by its inspection thereof and/or any damage which arises from, or in connection with, any activities of Buyer, its officers, agents, employees, representatives or contractors. Buyer shall indemnify, defend, and hold harmless, Seller, its agents, and employees from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (individually a “Claim” and collectively, “Claims”) that may be incurred by Seller, its agents or employees arising out of the acts or omissions of Buyer or Buyer’s agents, in connection with the inspections, including but not limited to Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or claims of lien filed against the Property, in connection with the inspections; provided, however, such indemnity shall not apply to any Claims arising from the negligence or willful misconduct of Seller, its employees, tenants, agents or contractors or from the mere discovery of pre-existing conditions on the Property during any investigations or inspections except to the extent such conditions are exacerbated by Buyer or its agents.  This Section 9(c) shall survive Closing or any termination of this Agreement.

(d)Notwithstanding anything contained herein to the contrary, prior to the expiration of the Inspection Period, Buyer may for any reason or no reason at all, and in its sole and absolute discretion, terminate this Agreement by delivering written notice of such termination to Seller and Escrow Agent prior to the expiration of the Inspection Period, in which event the Deposit shall be returned to Buyer, and the parties shall have no further obligation hereunder (except those obligations which are specifically provided to survive such termination as provided in this Agreement).

(e)The determination of the definitive list of the Properties to be included in the Portfolio shall be made as follows:

(i)Prior to the expiration of the Inspection Period (the “Definitive Notice Deadline”), the Buyer shall send to Seller a notice of each Property, if any, that Buyer desires to be excluded from the Portfolio (such remaining Properties, the “Definitive Property List”).  Buyer shall be entitled to exclude no more than 5% of the Properties as a result of title inspection or property condition diligence results.

(ii)In the event the Definitive Property List contains fewer Properties than those listed on Exhibit A Seller and Buyer hereby agree to execute an amendment to this Agreement (the “Reduction Amendment”), that removes those Properties not included on the Definitive Property List from the Portfolio and that provides for a reduction in the Portfolio Purchase Price by an amount that corresponds to the Per Property Allocation. In the event that the Definitive Property List contains less than 85% of the Properties listed on Exhibit A and Seller and Buyer do not enter into the Reduction Amendment prior to the expiration of the Inspection Period, Seller shall be entitled to terminate this Agreement by delivering written notice of such termination to Buyer and Escrow Agent not later than three (3) Business Days following the expiration of the Inspection Period, in which event the Deposit shall be returned to Buyer, and the parties shall have no further obligation hereunder (except those obligations which are specifically provided to survive such termination as provided in this Agreement). In the event that Seller and Buyer do not enter into the Reduction Amendment prior to the expiration of the Inspection Period, Buyer’s sole right and remedy will be to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 9(b) above; if Buyer does not so terminate this Agreement, then it will be presumptively concluded that Buyer has elected to include in the Portfolio all of the Properties listed in Exhibit A with no reduction in the Portfolio Purchase Price.

(f)Seller shall deliver to Buyer, within ten (10) Business Days of the Effective Date: (a) true and accurate copies of all Leases, (b) copies of any tenant applications, screening or approval criteria data or reports in Seller’s possession relative to each Property that was acquired without a pre-existing tenant in place, (c) utility information for each provider of utilities to each Property in the Portfolio to the extent paid or caused to be paid by the Seller, and (d) the documents listed on Schedule 2, attached hereto.

10.BUYER’S REPRESENTATIONS AND WARRANTIES.  Buyer represents and warrants to Seller now and as of the Closing Date as follows:

(a)Funding. Buyer has sufficient Current Funds for the Deposit and reasonably expects to have the balance of the total Purchase Price at Closing.

(b)Investment Purpose. Buyer is purchasing the Properties for investment purposes. This Agreement is not a consumer Agreement and the transaction is for business and investment purposes only. Buyer will not take any contradictory position as to this Section 10(b). Buyer has satisfied itself as to the suitability of each Property for Buyer’s purposes.

(c)Capacity or Organization. Buyer is validly existing and in good standing under the laws of the state of its formation and each state where it conducts business.

(d)Authority. Buyer has all necessary power and authority, and has taken all action necessary to execute this Agreement, to consummate the transactions, and to perform its obligations under this Agreement.  This Agreement is, and all agreements, instruments and documents to be executed by Buyer pursuant to this Agreement will be duly executed by, and are or will be, valid and legally binding upon Buyer, and enforceable in accordance with their respective terms.

(e)Suits and Proceedings.  There are no legal actions, suits or similar proceedings pending and served, or, to Buyer’s knowledge, threatened in writing, against Buyer, relating to or, if adversely determined, would affect Buyer’s ability to consummate the transactions contemplated hereby.

(f)No Restricted Person.  Neither Buyer nor any of its affiliates, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) (including those named on OFAC's especially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action. It shall constitute an automatic default of this Agreement if Buyer or any of its affiliates is a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC.

11.SELLER’S REPRESENTATIONS AND WARRANTIES.  Seller represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:

(a)Title. At the Closing, Seller will convey marketable title to each Property.

(b)Capacity or Organization. Seller is validly existing and in good standing under the laws of the state of its formation and each state where it conducts business.

(c)Authority. Seller has all necessary power and authority, and has taken all action necessary to execute this Agreement, to consummate the transactions, and to perform its obligations under this Agreement.  This Agreement is, and all agreements, instruments and documents to be executed by Seller pursuant to this Agreement will be duly executed by, and are or will be, valid and legally binding upon Seller, and enforceable in accordance with their respective terms.  To Seller’s knowledge, Seller possess all licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Properties and to conduct the businesses in which it is now engaged. Seller is the sole owner of the Property, and no party has any lease (except for the rights of the tenants under the Leases), license, right to purchase, right of first offer, right of first refusal or other right or interest relating to the use, occupancy, possession or ownership of the Property, or any portion thereof.

(d)No Breach.  Neither the execution of this Agreement nor the consummation of the transactions contemplated by it will result in a breach of or constitute a default under any agreement, document, instrument, or other obligation to which Seller is a party or by which Seller or a Property may be bound, or under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Seller or the Properties.

(e)Suits and Proceedings.  There are no legal actions, suits or similar proceedings pending and served, or, to Seller’s knowledge, threatened in writing, against Seller, relating to or, if adversely determined, would affect Seller’s ability to consummate the transactions contemplated hereby, or that would, in the reasonable judgment of Seller, materially and adversely affect the Properties, taken as a whole.

(f)No Restricted Person.  Neither Seller nor any of its affiliates, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's especially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action. It shall constitute an automatic default of this Agreement if Seller or any of its affiliates is a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC.

(g)Bankruptcy or Insolvency.  There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against or contemplated by Seller, and to Seller’s knowledge, no such actions have been threatened.

(i)FIRPTA. Seller is not a “foreign person” as defined in Code Section 1445(f)(3).

(h)Other Agreements.  Seller has not entered into any contracts, equipment leases or other agreements materially affecting the Properties, taken as a whole, that will be binding upon Buyer after the Closing other than (i) the Leases, and (ii) matters of record, including, without limitation, liens, encumbrances, covenants, conditions, restrictions, and easements.

(i)Compliance with Association Rules and Covenants. To Seller’s knowledge, none of the Properties are in violation of any rules imposed by any homeowner’s associations or other similar associations (“Associations”) or any, covenants, conditions or restrictions recorded against the Properties. There are no recorded or unrecorded leasing restrictions applicable to or affecting the Properties. As used herein, “Leasing Restrictions” means a Property subject to covenants, conditions and restrictions that: (i) prohibits or restricts leasing; or (ii) would be violated or permit imposition of a fine, charge or penalty if Buyer completed its intended purchase and leasing of such Property.

(j)Leases.

(i)Each Lease and a rent roll as of the Effective Date (the “Rent Roll”) will be provided to Buyer (or its representatives) within five (5) Business Days following the Effective Date. Each Lease and Rent Roll will be true and correct in all material respects as of the date delivered.  Each Lease is in full force and effect and has not been modified, amended or extended other than as provided in the Lease documentation delivered or made available to Buyer.

(ii)Except as otherwise disclosed by Seller to Buyer in writing during the Inspection Period, Seller has no actual knowledge that any tenant:

(A)is seeking to terminate the Lease prior to its expiration date, even if in accordance with the terms of the Lease or otherwise vacate a Property.

(B)is in material default under the Lease.

(iii)As of the Closing Date, any unoccupied Property is in “rent-ready” condition.  As used herein, “rent-ready” means that (a) the Property is in broom-swept condition with all of Seller’s or previous tenant’s personal property, trash, debris and belongings removed from the Property, (b) kitchen appliances (and water heaters and HVAC) are in good working order, (c) the walls and flooring are in a market standard condition for a new lease, and (d) there is no material damage to the roof, doors, walls, ceilings, floors and windows.

(iv)Except for eviction proceedings described on the Rent Roll, to Seller’s knowledge there are no legal actions, suits, or similar proceedings pending or served, or threatened in writing, against Seller.

(k)Compliance with Laws.  The Property and the use and occupancy of the Property are in compliance with legal requirements in all material respects, and neither Seller nor any of Seller’s agents has received any written notice of any noncompliance that remains uncured.

(l)Survival.  Unless expressly limited above, the representations and warranties made by one party in favor of another party are made as of the Effective Date and shall be deemed to be remade as of the Closing Date and are a requirement of Closing.

12.SELLER COVENANTS. Seller covenants that from the Effective Date until the earlier of the Closing Date or Agreement termination:

(a)Property Maintenance.  Seller will maintain each Property in the ordinary and proper course of business of Seller consistent with past practice and in at least the same condition in effect as of the Effective Date, reasonable wear and tear excepted, and in accordance with all material requirements of any governmental authority with jurisdiction over a Property, and any requirements under this Agreement. Seller shall maintain the insurance coverage currently in effect for each Property through the Closing Date.

(b)Encumbrances.  Seller will not encumber a Property with any additional encumbrances without the prior written consent of Buyer, except for Permitted Encumbrances.

(c)Lease. If a Property is subject to a Lease:

(i)After the Effective Date, Seller will not amend or modify the Lease, without Buyer’s consent, which will not be unreasonably withheld, delayed or conditioned.  Buyer acknowledges that (A) the status of the Lease, occupancy or payment history may change at any time, and (B) Seller will use its best efforts to provide prompt notice to Buyer of any material change to the status of a Property’s Lease, occupancy, or payment history of tenant.

(ii)If prior to Closing, a Property’s tenant (A) vacates a Property or (B) materially defaults under the Lease, including a material change to the payment history ((A) or (B) a “Tenant Issue”), Seller will (I) within in five (5) Business Days after becoming aware of a Tenant Issue (actually or constructively) inform Buyer in writing of such issue in reasonable detail and (II) use reasonable efforts to: (x) market and re-lease the Property on the same general terms and conditions (or better) as previously disclosed, subject to Buyer’s approval (which approval will not be unreasonably withheld, conditioned or delayed and which approval or rejection must be delivered to Seller in writing within two (2) Business Days of receipt of the new terms of such new lease), or (y) cure the tenant’s material default within five (5) Business Days of Seller’s notice of default, to the extent it is curable.  Buyer has five (5) Business Days from receipt of Seller’s notice of a Tenant Issue to inform Seller that Buyer is (1) terminating the Agreement without penalty, or (2) proceeding to Closing.  Buyer’s failure to act or exercise rights under this section will be deemed Buyer’s approval of any change in Lease status or terms. Seller’s failure to timely notify the Buyer of any Tenant Issue will be a material breach of this Agreement.

(d)Negative. From and including the Effective Date until Closing or the earlier termination of this Agreement, Seller shall not do any of the following without Buyer’s prior written consent in each instance: (i) assign, transfer, convey, hypothecate, create a lien upon, grant any easement or right-of-way, or otherwise further encumber any part of the Property or any interest therein or take any other action that would affect the title to any part of the Property as it exists as of the Effective Date; (ii) agree to any modification or change to any association agreements, documents, contracts, rules or regulations; or (iii) transfer or remove any personal property from the Property except for the purpose of repairing the same prior to Closing or replacing the same with substantially similar personal property prior to Closing.  Following the conclusion of the Inspection Period until Closing or the earlier termnation of this Agreement, Seller shall not (i) extend, renew, replace or otherwise modify any of the Contracts or Leases or enter into any new lease, contract or agreement unless (a) such terms are consistent with market rents and terms for such Property, or (b) with Buyer’s prior written consent; or (ii) provide the tenants or prospective tenants of the Real Property with any new concessions, discounts or coupons unless any such concessions, discounts or coupons have been expressly disclosed as a schedule of concessions on the Rent Roll delivered by Seller to Buyer during the Inspection Period.

(e)Termination of Contracts. On or prior to the Closing Date, Seller shall terminate all Contracts and property management agreements affecting the Property or release the Property from such Contracts and property management agreements. As used herein, “Contracts” shall mean all management, service, supply, maintenance, warranty, equipment and utility agreements, contracts and leases (other than the Leases) applicable to the Property.

(f)Association Disclosures. For any Property that is subject to an Association, Seller shall, at its cost, attempt on a best efforts basis, obtain an estoppel certificate from such association on or before Closing in form and substance reasonably acceptable to Buyer and Title Company (“HOA Estoppels”).

(g)Notices. Seller agrees to provide Buyer with notice, including copies of any and all notices which Seller receives from and after the Effective Date concerning (a) any casualty or proposed or threatened condemnation of any Property, (b) any alleged violations of any Property with respect to applicable legal requirements and Association requirements, (c) receiving any written notices of default or any written notices of lawsuits affecting any of the Leases, the Contracts or the Property, (d) any change of the Association or the enactment of any special assessment or other unusual charge by the Association, or (e) any change in Seller’s representations and warranties.  From and after the Effective Date, Seller will provide Buyer with copies of all management and financial reports concerning the Properties, as and when received by Seller.  Seller agrees that Buyer may contact Seller to obtain copies of and to discuss any management and financial reports prepared for the Properties and to discuss the operation of the Properties.

13.BROKERAGE DISCLOSURE

(a)The parties acknowledge and agree that Seller’s Broker is not acting as a dual agent in this transaction.  Seller’s Broker is Seller’s real estate agent and representative and Seller’s Broker does not act, and has not acted, as Buyer’s real estate agent or representative, in any manner or fashion, in the transaction contemplated by this Agreement.  Seller will pay, or will cause Escrow Agent to pay, the commission due to Seller’s Broker, pursuant to a separate agreement with Seller, at Closing out of the proceeds due to Seller. Seller’s Broker reserves the right to pay referral or cooperating fees to brokers/agents to the extent permitted by law. Seller’s Broker does not endorse or recommend products or services offered by third parties in connection with real estate activities.

(b)Buyer will pay, or will cause Escrow Agent to pay, the fee due to Ensign Peak Realty, LLC, pursuant to a separate agreement with Buyer, at Closing out of the funds delivered by Buyer to Escrow Agent at Closing.

(c)Except as set forth in this Agreement, including, without limitation, the Property Summary, Buyer represents and warrants to Seller that Buyer has not retained, engaged, dealt or consulted with any real estate broker or agent in connection with the transaction contemplated by this Agreement.  Buyer will indemnify and hold Seller and Seller’s Broker harmless from and against any and all claims of all brokers and finders claiming by, through or under Buyer and in any way related to the sale and purchase of a Property or this Agreement, including, without limitation, broker fees, commissions, attorneys’ and other fees and expenses (including any fees and expenses incurred at the trial or appellate levels or with respect to any bankruptcy proceeding) incurred by Seller in connection with such claim.  Unless otherwise agreed to in a separate document between Seller’s Broker and Buyer’s Broker, if any, Seller’s Broker will not share any commission nor be responsible for paying Buyer’s Broker commission. This section will survive the Closing.

14.ROOFSTOCK MARKETPLACE. The parties acknowledge and agree that:

(a)each party voluntarily used the marketplace website (the “Marketplace”) provided by Roofstock, Inc. (“Roofstock”) to access potential investment or sale opportunities and obtain those certain administrative services specified in the Marketplace, and no others;

(b)the Marketplace does not provide, nor does either party have any expectation of, any real estate agency or brokerage services to be provided by, or through, the Marketplace or Roofstock (except with respect to Seller’s engagement of Seller’s Broker, who is affiliated with Roofstock); and

(c)all fees paid through the Marketplace are for use of the Marketplace and the provision of certain specified administrative services, and not for any real estate agency or brokerage services, including, without limitation, any services provided by Seller’s Broker.

15.PERMITTED ENCUMBRANCES. Each Property is sold and title will be conveyed subject to the following permitted encumbrances (the “Permitted Encumbrances”): any existing Lease (including any automatic renewal), comprehensive land use plans, zoning, restrictions, prohibitions and other requirements imposed by any governmental authority; outstanding oil, gas, water and mineral rights of record without surface right of entry; unplatted public utility easements of record; payable but not delinquent taxes for year of Closing, and other similar or customary encumbrances, encumbrances that will be released on or before Closing and those items shown in the Title Evidence (as defined below) approved or deemed approved by Buyer.

16.PRELIMINARY TITLE REPORT.  Promptly after the Effective Date, Buyer at its expense  shall order a commitment for a currently available ALTA Owner’s Policy of Title Insurance in an amount equal to the Portfolio Purchase Price, insuring title to each Property free and clear of all matters normally excluded by the standard, pre-pinted exceptions (except for the survey exceptions which shall be a permitted exception) and of all liens, encumbrances, claims and interests except for Permitted Encumbrances and as otherwise specifically permitted by this Agreement.  Buyer has three (3) days prior to the expiration of the Inspection Period to review the Title Evidence (the “Title Review Period”).  If the Title Evidence reflects any title defect(s) to which Buyer objects (the “Title Defects”), then on or before the end of the Title Review Period, Buyer will notify Seller in writing: (i) of any such Title Defects, (ii) a reasonable description of the material terms of the Title Defects, and (iii) the actions necessary for Seller to cure the Title Defects to Buyer’s reasonable satisfaction (the “Defect Notice”). Seller has ten (10) days from receipt of the Defect Notice (“Cure Period”) to cure all Title Defects.    If Seller does not timely cure the Title Defects or informs Buyer that Seller is unable or unwilling to cure the Title Defects, Buyer can elect to remove such Property or Properties from the Closing pursuant to the provisions of Section 9 hereof without any penalty by written notice to Seller within three (3) days after the end of the Cure Period. If Buyer does not elect to remove such Property or Properties, then Buyer will be deemed to have accepted and waived the Title Defects. If a Property is subject to liens curable by the payment of money in an amount equal to or less than the net proceeds payable to Seller at Closing, then at Closing all such monetary liens will be paid or satisfied directly from Seller’s net proceeds, with the balance of such proceeds, if any, paid to Seller, and Buyer does not need to object to such monetary liens. Notwithstanding the foregoing right to object, Buyer cannot object to those matters allowed under Section 15.  Failure of a party to timely provide any notice or act as required by this section, will be deemed a waiver of such party’s right to remove such Property or Properties or terminate this Agreement under this section, and a release and satisfaction of any contingency under this section.

17.[RESERVED].

18.SELLER DISCLOSURE OBLIGATIONS.  Seller represents and warrants that Seller’s Broker has informed Seller of its disclosure obligations regarding the sale of each Property and Seller has had the opportunity to ask questions and receive answers on its obligations.  Seller also represents and warrants to Seller’s Broker and Buyer (and any Buyer’s Broker) that Seller, to its knowledge, has made all disclosures as to each Property and its condition, as is necessary or required under applicable law.  Seller will hold Seller’s Broker and Buyer’s Broker harmless for any claims arising out of or related to any failure of Seller to provide Buyer with any required disclosures, except to the extent the same arise out of the gross negligence or willful misconduct of Seller’s Broker, Buyer’s Broker, or Buyer.

19.SELLER DISCLOSURES/LIMITATIONS AND RELEASE OF SELLER.  Buyer acknowledges that Seller does not have any knowledge regarding the condition of each Property, except (i) as set forth in the documents included in the due diligence vault [and on Property specific page found through www.roofstock.com] and (ii) in (A) this Agreement and (B) any Seller disclosure letters or information provided in writing prior to Closing (collectively the items in (i) and (ii), the “Due Diligence Items”).  Buyer acknowledges that Seller has never occupied any Property and that all Due Diligence Items are to Seller’s actual knowledge. Buyer represents and warrants that Buyer has thoroughly reviewed the Due Diligence Items prior to execution of this Agreement and that Buyer has had adequate time to ask questions and have questions satisfactorily answered as to such information.

Notwithstanding anything to the contrary contained in this Agreement (except as hereinafter provided), Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases, acquits and forever discharges Seller and (as the case may be) Seller’s officers, directors, shareholders, trustees, partners, employees, members, managers, agents contractors and affiliates (collectively, the “Indemnified Parties”) from any and all losses, which Buyer has or may have in the future, arising from or relating to (i) any defects (patent or latent), errors or omissions in the Property whether or not the same are the result of Seller’s actions, omissions or negligence; or (ii) any other conditions, including, without limitation, environmental and other physical conditions affecting the Property whether the same are the result of Seller’s actions, omissions or negligence.  The release set forth in this Section specifically includes, without limitation, any claims under any environmental laws. Buyer acknowledges that Buyer had the opportunity to consult with independent legal counsel of Buyer’s selection and Buyer is granting this release of its own volition and after appropriate consultation.  The release set forth herein does not apply to the representations and warranties of Seller expressly set forth in this Agreement or in any document delivered by Seller at the Closing.  Notwithstanding anything in this Agreement to the contrary, Buyer is not hereby releasing, and nothing herein shall operate to limit or eliminate, (i) any liability of Seller to Buyer for fraud or intentional misconduct committed by Seller, (ii) any breach of any covenant, representation or warranty of Seller set forth in this Agreement, or (iii) any third party claims for personal injury, death, or damage to personal property based on events occurring prior to the Closing.  The provisions of this Section 19 shall survive Closing.

20.SUMMARY PROPERTY TAX DISCLOSURE.  Buyer acknowledges that Buyer is not relying on Seller’s current property taxes as the amount of property taxes that Buyer may be obligated to pay following Buyer’s acquisition of a Property. Buyer agrees to independently determine and verify the amount of property taxes that will be payable by Buyer following Buyer’s acquisition of a Property.  Buyer acknowledges that a change in ownership of a Property or Property improvements may increase the taxes assessed against a Property.

21.GENERAL STATUTORY DISCLOSURES.

(a)Mold is naturally occurring and may cause health risks or damage to property.  If Buyer is concerned or desires additional information regarding mold, Buyer should contact an appropriate professional.

(b)Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

(c)Any residential real property where a residential dwelling was built prior to 1978 may contain, and present risks from exposure to, lead from lead-based paint, and may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a risk to pregnant women. A seller of any interest in residential real property must provide a buyer with any information on lead-based paint hazards from risk assessments or inspection in the seller’s possession including notifying buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

(i)Seller has no knowledge of lead-based paint or lead-based paint hazards in any Property.

(ii)Seller has no report or records pertaining to lead-based paint or lead-based paint hazards in any Property.

(iii)Buyer hereby waives the opportunity to conduct a risk assessment or inspection for the presence of lead-based paint or lead-based paint hazards.

SELLER’S INITIALS_____ BUYER’S INITIALS_____ SELLER’S BROKER’S INITIALS_____

22.ENVIRONMENTAL REPRESENTATION LIMITATION. To the maximum extent permitted by law, and except as otherwise specifically set forth herein, Seller has not, does not and will not make any representations or warranties (express or implied) regarding compliance with any governmental requirement, including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous material.  Except as to Seller’s representations and warranties expressly made in this Agreement, Buyer waives and releases Seller and Seller’s Broker from any present or future claims arising from or relating to the presence or alleged presence of hazardous material in, on, under or about a Property, including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., and similar state statutes, and any regulations promulgated thereunder, or (ii) any other governmental requirement now or hereafter in effect that deals with or otherwise in any manner relates to, environmental matters of any kind, or (iii) this Agreement or the common law.

23.AS-IS, WHERE-IS SALE.  Except as expressly stated in this Agreement and to the maximum extent permitted by law, Seller makes no other (and specifically disclaims any) representations, warranties covenants, agreements or guaranties of, as to, concerning or with respect to each Property, whether express or implied, oral or written past, present or future. Buyer agrees, acknowledges and accepts that each Property is being sold on an “as-is”, “where-is” basis with all faults and conditions thereon.  Subject to Sections 15 and 16, and those items shown in the Buyer’s Title Policy (as defined below) approved or deemed approved by Buyer, Buyer accepts each Property with all defects, latent or patent, known or unknown, and without any express or implied representations or warranties, regarding the value, condition, merchantability, habitability, profitability, suitability or fitness for a particular use or purpose. Subject to any addendum to this Agreement, Buyer acknowledges that it has had the opportunity to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to each Property, including, physical, environmental and compliance matters and conditions respecting each Property, or has voluntarily waived such some or all of such matters. Buyer acknowledges that it is fully satisfied with the results of such due diligence examinations, reviews and inspections, if any, and all matters pertaining to each Property.  Seller is materially relying upon this provision in executing this Agreement at the Purchase Price and would not otherwise execute this Agreement without this provision. Seller has not made and Buyer does not expect or require Seller (or Seller’s agents) to make any investigation of each Property to discover defects, conditions or other physical matters. This section will survive the Closing.

24.DAMAGE OR CONDEMNATION.  Risk of loss resulting from any condemnation or eminent domain proceeding that is commenced or has been threatened before the Closing, and risk of loss to each Property due to fire, flood, or any other cause before Closing, will remain with Seller.  If before Closing a Property or any portion thereof is Materially Damaged (as set forth below), or if a Property or any portion thereof is subjected to a threat of condemnation or becomes the subject of any proceedings, judicial, administrative, or otherwise, with respect to the taking by eminent domain or condemnation, then Seller will promptly provide written notice to Buyer. Within fifteen (15) days after Buyer learns of the damage or taking, Buyer may exclude the affected Property by delivering to Seller a written notice of such exclusion and the total Purchase Price will be adjusted downward by the allocated price pursuant to the Per Property Allocation.  If the Closing Date is within this fifteen (15) day period, the Closing will be extended to the next Business Day following the end of such period.  If no such notice is timely delivered by Buyer, (i) this Agreement will remain in full force and effect, (ii) the purchase of the affected Property, less any interest taken by eminent domain or condemnation, will be effected with no further adjustment, (iii) upon Closing, Seller will assign to Buyer all of the right, title, and interest of Seller in and to any awards that have been or may thereafter be made for such taking, and (iv) Seller will assign to Buyer any insurance proceeds that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under the relevant insurance policies.  As used in this Agreement, the term “Materially Damaged” means that a Property has suffered damage which (A) the cost of repair exceeds 20% of the applicable Purchase Price, as estimated by an independent general contractor designated by Seller, or (B) is not fully covered by Seller’s insurance policies.  If before Closing, a Property or any portion thereof is damaged by casualty, but not Materially Damaged, then Seller will promptly provide written notice thereof to Buyer, Seller will assign to Buyer at Closing any insurance proceeds that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under the relevant insurance policies, and the Closing will proceed in accordance with the remaining terms of this Agreement.

25.CLOSING COSTS AND PRORATIONS.

(a)Closing Fees.  The parties agree to the allocation of costs set forth on Schedule 3 attached hereto.

(b)Title Policy.  Buyer shall obtain and pay the cost of a standard residential owner’s title insurance policy (“Buyer’s Title Policy”) issued by the Title Company. Such Buyer’s Title Policy will conform to the ALTA standards or such equivalent as is customarily used in the jurisdiction in which a Property is located. Buyer will pay the additional cost necessary for any extended coverage residential owner’s policy as Buyer elects to obtain.  Buyer will also pay the cost of any and all endorsements to the Buyer’s Title Policy unless required to be provided by Seller to clear a Title Defect for which Buyer provided Seller a Defect Notice pursuant to Section 16 and which Seller agreed to cure, in which case, Seller will be responsible for the cost of such endorsements. If Buyer is obtaining financing, Buyer will pay the cost of any title policy required by Buyer’s lender (“Lender’s Title Policy”).

(c)Taxes, Fees and HOA Assessments.  Real estate taxes for the year of Closing and annual municipal or special district assessments, lienable water and sewer rentals, license, or permit and inspection fees, and assessments relating to homeowners’ associations affecting a Property, if any, will be apportioned as of the Closing Date between Buyer and Seller on the basis of a thirty (30) day month.  If the tax bill for the real estate tax year in which the Closing occurs has not been issued on or before the day prior to the Closing Date, the apportionment of taxes will be computed based upon the most recent tax bill available and will be reconciled after Closing based on the actual taxes due.  If, on the day prior to the Closing Date, bills for the real estate taxes imposed upon a Property for the real estate tax year in which Closing occurs have been issued but have not been paid, such taxes will be paid by Seller at the time of Closing.

(d)Rent.  Rent (including any prepaid rent) under each Lease will be apportioned as of the Closing Date (collectively, “Lease Payments”).  All Lease Payments which are attributable to the period of time prior to the Closing Date will accrue to Seller.  All Lease Payments which are attributable to the period of time from and after the Closing Date will accrue to Buyer.  If the Closing occurs on a day other than the first day of a calendar month, then Buyer will receive a credit at Closing for the portion of the Lease Payments actually received by Seller for the month of Closing relating to the period of time from and after the date of Closing through the remaining portion of the month.  In the event that as of the Closing a tenant is in arrears for Lease Payments, then Buyer and Seller agree that any Lease Payments received by Buyer from and after Closing will be applied: (i) first, to payment of the Lease Payments due for the month in which the Closing Date occurs, which amount will be apportioned between Buyer and Seller as of the Closing Date, (ii) second, to Lease Payments first coming due after Closing, and actually due and owing, and applicable to the period of time after Closing, and (iii) third, to Lease Payments due for the time period prior to the month in which the Closing Date occurs. Any amounts received by Buyer which are to be applied to Lease Payments owed to Seller will be promptly delivered by Buyer to Seller following receipt thereof.  Notwithstanding the foregoing, after Closing, Seller may commence an action to collect delinquent Lease Payments due to Seller (and Buyer will reasonably cooperate with respect thereto).  If after the Closing, Seller (or its agent) receives any Lease Payments Seller agrees to hold such payments in trust for the Buyer and to promptly forward them to the Buyer (or its agent) within thirty (30) days of receipt.

(e)Tenant Deposits. At Closing, Buyer will receive a credit for all deposits (including any applicable interest required by applicable law or agreement) and other prepaid items then held by or for Seller under each Lease. Buyer or Buyer’s property manager will provide any required notices to tenant or other third-party as may be required under applicable law.

(f)Preliminary Closing Statement.  Seller and Buyer will cooperate with Title Company to prepare a preliminary closing statement (the “Closing Statement”) on the basis of the Lease, real estate taxes and other sources of income and expenses for each Property, and any income tax withholding, on or prior to the Closing Date.  The preliminary Closing Statement and the apportionments and/or pro-rations will be based upon actual figures to the extent available on a per diem basis.  If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Closing Date, then they will be calculated based on Seller’s and Buyer’s good faith estimates thereof.

(g)Other Costs and Survival.  All other costs, fees or expenses not addressed within this section will be the sole responsibility of the incurring party. The provisions of this section will survive Closing for a period of nine (9) months.

26.CLOSING CONDITIONS

(a)Buyer.  Buyer’s obligation to purchase the Properties requires the satisfaction (or waiver by Buyer of any such condition, in its sole discretion) of each of the following:

(i)The representations and warranties of Seller contained in this Agreement are true and accurate on and as of the Closing Date, except with respect to any representation or warranty of Seller expressly limited to a specific date;

(ii)All documents and closing items required to be delivered or performed by Seller at Closing have been delivered or performed;

(iii)The Title Company will have irrevocably committed to issue the Buyer’s Title Policy to Buyer, subject only to the Permitted Encumbrances;

(iv)Seller will have performed and observed, in all material respects, all covenants and agreements set forth in this Agreement to be performed and observed by Seller as of the Closing Date;

(v)All Buyer contingencies will have been waived or satisfied.

(vi)As of the Closing Date, the percentage of the Properties occupied by tenants is not substantially less than that disclosed on the Rent Roll as of the Effective Date.

(vii)At Closing there shall be no restriction of record that prohibits the use of any Property as a single-family rental property.

(viii)Any HOA Estoppels obtained by Seller have been delivered to Buyer and the same do not disclose any defaults, unpaid assessments or other amounts, leasing restrictions, bankruptcy or insolvency of the association, or otherwise contain any material terms, conditions, disclosures or omissions reasonably unacceptable to Buyer.

In the event any of the foregoing conditions has not been fulfilled or satisfied as of the Closing Date, then Buyer will have the right (but not the obligation) to terminate this Agreement upon written notice delivered to Seller, in which event Escrow Agent shall immediately refund the Earnest Money Deposit to Buyer.

(b)Seller’s Conditions.  Seller’s obligation to sell the Properties requires the satisfaction (or waiver by Seller of any such condition, in its sole discretion) of each of the following:

(i)The representations and warranties of Buyer contained in this Agreement are true and accurate on and as of the Closing Date as if the same were made on and as of that date, except with respect to any representation or warranty of Seller expressly limited to a specific date;

(ii)Buyer will have performed and observed, in all material respects, all covenants and agreements set forth in this Agreement to be performed and observed as of the Closing Date; and

(iii)No more than 15% of the Properties will have been rejected by Buyer  pursuant to Section 9 hereof.

27.DEFAULT.

(a)Breach by Seller.  If Seller materially breaches its obligations under this Agreement and Seller fails to cure such default within ten (10) days after Buyer has provided written notice of such default to Seller, Buyer may, at Buyer’s election and as Buyer’s sole remedy: (i) terminate this Agreement and receive a return of the Deposit and Seller shall reimburse Buyer for Buyer’s actual third party out-of-pocket costs and expenses related to this Agreement in an amount not to exceed $100,000.00, and the parties will have no further rights or obligations under this Agreement (except those that expressly survive termination); (ii) waive such breach and close the purchase contemplated hereby; or (iii) enforce this Agreement by suit for specific performance; provided, however, Buyer will not be entitled to pursue any action for specific performance against Seller if Seller is prevented from performing as a result of an order or regulation of any governmental or regulatory authority having jurisdiction over Seller or the Properties. In no event, will Buyer have a claim for monetary damages other than the return of the Deposit and reimbursement for Buyer’s actual third party out-of-pocket costs.  After Closing, if Buyer subsequently learns that any of Seller’s representations and warranties in this Agreement were untrue in any material respect when made, then Buyer shall be entitled the right to pursue any remedies available at law or in equity for a breach of said representations and warranties; provided, however, under no circumstances will Seller be liable to Buyer for more than an amount equal to three percent (3.0%) of the Portfolio Purchase Price in any individual instance or in the aggregate for all breaches of representations and warranties, provided, however, that the foregoing limitations on Seller’s liability shall not apply to a breach of this Agreement that is due to the fraud, intentional misrepresentation, or willful misconduct of Seller or any affiliate of Seller.  The provisions of this Section 27 shall survive Closing and the transfer of title or the earlier termination of this Agreement.

(b)Breach by Buyer.  In Buyer materially breaches its obligations under this Agreement, and Buyer fails to cure such default or breach within ten (10) days after Seller has provided written notice of such default to Buyer, Seller’s sole legal and equitable remedy will be to terminate this Agreement and retain the Deposit as agreed liquidated damages for such breach, and upon payment in full to Seller of such Deposit, Seller will have no further rights, claims, liabilities or obligations under this Agreement (except those obligations that expressly survive the termination of this Agreement).  The parties agree that such liquated damages are not a penalty or forfeiture and reflect a reasonable estimate of the damages incurred by Seller under this Agreement.

(c)Consequential Damages Waiver.  Neither party shall be liable to the other for any indirect, consequential, incidental, exemplary, special or punitive damages (including lost profits and lost business), arising out of or related to this Agreement, even if it has been advised or is aware of the possibility of such damages, and regardless of whether arising in tort (including negligence), contract, or other legal or equitable theory. Consequential damages shall include, without limitation, opportunity costs, loss of use of facilities or other assets, claims of subcontractors, lost profits, lost savings, lost business or lost goodwill. Notwithstanding anything to the contrary contained herein, the exclusions and limitations of liability contained in this section shall not apply to: (i) losses arising out of or relating to a party’s failure to comply with its obligations under Sections 25(d) or 25(g); and (ii) personal injury, including death, and damage to tangible personal property caused by the negligent, willful or intentional acts of a party or its employees, agents or subcontractors.

28.Governing Law. This Agreement will be governed by and construed according to the law of the State of New York without regards to any conflict of law provisions. If there is a dispute as to the disposition of the Purchase Price, including the Deposit, or any closing documents, the Escrow Agent may interplead all parties and thereafter be freed from further liability to either or both parties.  The prevailing party in any action brought pursuant to this Agreement will be entitled to recover all reasonable fees and expenses (including reasonable attorney’s fees, at trial, on appeal, or in any bankruptcy proceeding) incurred in any such action.

29.MISCELLANEOUS

(a)Addendums/Exhibits/Entire Agreement.  If there is any conflict between this Agreement and the terms of any exhibit or addendum attached hereto, the terms of such addendum(s) or exhibit(s) will control. This Agreement, as amended, represents the entire agreement between Buyer and Seller as to the purchase and sale of the Properties, and no agreement or representation, unless set forth in this Agreement or any addendum), will bind any of the parties.  No modification, waiver to or change in this Agreement will be valid or binding upon the parties unless in writing and executed by the parties.

(b)Place of Closing.  Closing shall be held remotely.

(c)Escrow Agent.  Escrow Agent hereby accepts its designation as the Escrow Agent under this Agreement and agrees to hold and disburse the Deposit as provided in this Agreement.  The provisions of this Agreement will constitute joint instructions to the Escrow Agent to consummate the purchase in accordance with the terms and provisions of this Agreement; provided, however, that the parties will execute such additional escrow instructions, not inconsistent with the provisions of this Agreement, as may be deemed reasonably necessary to carry out the intentions of the parties as expressed in this Agreement.  The provisions of this section will survive the Closing or termination of this Agreement. Except for its negligent or willful acts, Escrow Agent is excused from all responsibility, including insolvency of any depository that holds the Deposit, and will be indemnified and held harmless by the parties from all claims, demands, liability, costs and expenses associated with its duties as Escrow Agent.

(d)Time. “Business Days” exclude Saturdays, Sundays and state or national legal holidays.  Any time period provided for herein which ends on a Saturday, Sunday, or a legal holiday will extend to 5:00 p.m. of the immediately following Business Day.  The applicable time zone is New York City time.  Time is of the essence in this Agreement.

(e)Confidentiality.  Neither party will make any public disclosure of the terms of this Agreement without the prior written consent of the other party, provided, that (1) each party may discuss the Agreement in confidence with such party’s advisors, accountants and attorneys, (2) each party may disclose the Agreement if required by applicable securities laws, and (3) Seller may use and disclose financial information regarding the Properties on an anonymized basis.

(f)Closing Matters. Each party will cooperate with the other party, the Title Company, and the Escrow Agent in delivering and executing all necessary documentation to effect the terms of this Agreement and to do such other acts and things, prior to and after the Closing, as the other party may reasonably request to carry out the intent of this Agreement.

(g)Agreement Not Recordable. Neither this Agreement nor any notice of it will be recorded in any public records.

(h)Assignability. This Agreement is personal and may not be assigned by either party without prior written consent of the non-assigning party.  Following the Closing, this Agreement will bind and inure to the benefit of the parties and their successors in interest.  Notwithstanding the foregoing, Buyer shall have the absolute right to assign its rights and interest under this Agreement, in whole or in part, without Seller’s consent, to NexPoint SFR SPE 1, LLC or an entity or entities controlling, controlled by, or under common control or otherwise affiliated with Buyer.  Notwithstanding the foregoing, Buyer shall not be released and will remain responsible for the performance of all of the assignee’s obligations under this Agreement until Closing.

(i)Notice. All notices must be in writing and may be made by electronic mail (email), pre-paid, first-class mail, overnight delivery with a reputable service, or personal delivery to the appropriate address provided on the Property Summary, or such other address as provided in writing by a party or Escrow Agent, as applicable, to the others.

(j)Counterparts/E-Sign.  The parties agree to execute this Agreement via facsimile, email, e-signature or such other electronic methods as the parties may agree and any legible electronic copy of this Agreement and any signatures (including electronic signatures) are considered for all purposes as an original.  If signatures are executed in counterpart, each counterpart is deemed an original and all of which constitute one and the same instrument. A party executing this Agreement through electronic methods agrees that for all purposes under the E-Sign Act of 2000 and the Uniform Electronic Transaction Act (and any state corollaries), such party affixed their electronic signature to the Agreement and that the signature was made with the intent to sign and be bound by the Agreement.

(k)Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such Sections of this Agreement or in any way affect this Agreement. Whenever the context permits, singular will include plural and one gender will include all.

(l)Construction. All parties agree that the provisions of this Agreement will not be construed or interpreted for or against any party hereto based upon authorship.

(m)Waiver of Breach. The failure of any party to enforce any provisions of this Agreement will not be construed as a waiver of any provision, or in any way affect the validity of all or any part of this Agreement, or the right of such party thereafter to enforce every provision of this Agreement.  No waiver of any breach of this Agreement will constitute a waiver of any other or subsequent breach.

(n)Severability. If any Section or portion of this Agreement is determined to be unconstitutional, unenforceable or invalid, such Section or portion of this Agreement will be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portion of this Agreement will remain in full force and effect and will, for all purposes, constitute the entire agreement as to the subject matter thereof.

(o)Force Majeure.  In the event compliance with any of the parties’ obligations under this Agreement is impractical or impossible due to any emergency, including, but not limited to, flood, earthquake, storm, lightning, fire, epidemic, acts of God, war, national emergency, civil disturbance or disobedience, riot sabotage, terrorism, threats of sabotage or terrorism, restraint by court order or order of public authority, any other occurrence beyond the parties’ reasonable control (each such occurrence being an “Event of Force Majeure”), then the time for performance of such obligations shall be extended for a period equal to the duration of the Event of Force Majeure or as otherwise agreed to by the parties.

[Remainder of page intentionally left blank; signatures follow]

Intending to be legally bound, Buyer and Seller have executed this Agreement as of the Effective Date:

BUYER:	SELLER:
HomeSource Acquisitions, LLC, a Delaware limited liability company	McLean SFR Investment, LLC, a Delaware limited liability company
By:/s/ ADAM LEVINSON Name: Adam Levinson	By:/s/ RICHARD KONZMANN Name: Richard Konzmann
Date:May 10, 2022	Date:May 10, 2022
Mailing Address: 8615 Cliff Cameron Drive, Suite 200 Charlotte, North Carolina 28269	Mailing Address: c/o Arlington Asset Management 6862 Elm Street, Suite 320 McLean, VA 22101

[Signature Page to Purchase and Sale Agreement with Escrow Instructions]

JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and will hold the Deposit required to be deposited under this Agreement and the interest earned thereto, in escrow, and will disburse the Deposit, and the interest earned thereon, and perform all other duties and obligations of Escrow Agent’s pursuant to the provisions of this Agreement.

ESCROW AGENT:

Chicago Title Insurance Company

By:	_/s/ STEVE DARDEN_____________ Name: _Steve Darden ___________ Title: VP, Agency Support Manager

[Joinder Page to Purchase and Sale Agreement with Escrow Instructions]

Schedule 1

Allocated Purchase Price

Schedule 2

To the extent the Seller has the following in its possession:

•	Electronic copies of the Leases;
•	Copies of Service Contracts;
•	Copies of all Title Insurance Documents and Surveys;
•	Financial Data including Tenant Ledgers, Delinquency Reports and Property Expenses;
•	Renovation spreadsheet showing line items (cost excluded) for each Property (if available);
•

A copy of any third-party reports generated as a result of a tenant escalation, municipal inspection, governmental request or regulatory inquiry in Seller’s possession relating to any material physical condition of any of the Properties, such as the roof, structure, systems or termites, and reports, complaints, notices or correspondence in Seller’s possession related to the presence of hazardous waste, hazardous materials, hazardous substances, oil, radon, urea-formaldehyde, mold, lead in drinking water, lead paint or asbestos in, on or under any of the Properties or any adjacent real property, if any;

•	Maintenance report for work at the Properties in response to tenant requests;
•	Third party manufacturer’s warranties for any equipment, appliances or other fixtures at the Properties
•	Schedule of any insurance claims / open insurance claims or lawsuits related to any of the Properties, if any;
•	Schedule of all PHAs administering Housing Assistance Payments, including the names, addresses, telephone numbers and contact persons for such PHAs, if any;

Schedule identifying the names of HOAs and, if provided by Seller’s property tax consultants, the names of municipal utility districts (“MUDs”), special assessment districts and the like and the Properties belonging to or affected by each HOA, MUD or special assessment district.

Schedule 3

Allocation of Costs

Exhibit A

Schedule of Properties

[attached]

Exhibt B

Assignment and Assumption of Leases

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”) is made this ____ day of ______, 2022 (the “Effective Date”) by and between McLean SFR Investment, LLC, a Delaware limited liability company (“Assignor”), and ____________________ (“Assignee”).

RECITALS

A.

Assignor and Assignee have entered into that certain Purchase and Sale Agreement with an effective date of May __, 2022 (the “Purchase Agreement”), providing for the purchase of certain real property as more particularly described on Exhibit A attached to the Purchase Agreement (the “Property”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

B.

In connection with the conveyance of the Property and pursuant to the terms and conditions of the Purchase Agreement, Assignor and Assignee desire that all of Assignor's right, title and interest in leases affecting the Property be conveyed to Assignee as set forth below.

NOW, THEREFORE, in consideration of the recitals above which are incorporated below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Assignment.  As of the Effective Date, Assignor hereby grants, conveys, assigns, transfers to Assignee and its successors and assigns any and all Assignor’s right, title and interest of Assignor, as landlord, in and to the leases affecting the Property (collectively, the “Leases”) and to the rents set forth in the Leases relating to the period from and after the Effective Date, together with any and all rights and appurtenances thereto in any way belonging to Assignor and its successors and assigns.

2.Acceptance and Assumption.  As of the Effective Date, Assignee hereby accepts such assignment and agrees to assume and perform all of the terms and conditions of the Leases required to be performed by the landlord thereunder from and after the Effective Date.

3.Limitation of Assumption.  Assignor understands and agrees that Assignee has assumed the obligations of Assignor under the Leases which vest, arise, or accrue on or after the Effective Date and that Assignee does not and will not be obligated to assume any other obligations, liability or duty of Assignor of any form or nature.

4.Indemnification by Assignee.  Assignee shall indemnify, defend and hold Assignor harmless from and against any and all obligations, claims, costs, demands, losses, damages, liabilities, lawsuits, actions and other proceedings in law or in equity or otherwise, judgments, awards and expenses of every kind and nature whatsoever, including without limitation, attorneys’ fees, arising out of or relating, directly or indirectly, to the landlord’s obligations under the Leases, vesting, accruing and/or arising on and after the Effective Date.

5.Indemnification by Assignor.  Assignor shall indemnify, defend and hold Assignee harmless from and against any and all obligations, claims, costs, demands, losses, damages, liabilities, lawsuits, actions and other proceedings in law or in equity or otherwise, judgments, awards and expenses of every kind and nature whatsoever, including without limitation, attorneys’ fees, arising out of or relating, directly or indirectly, to the landlord’s obligations under the Leases, vesting, accruing and/or arising prior to the Effective Date.

6.Attorneys’ Fees.  If any party hereto defaults in any manner or fails to fulfill any and all provisions of this Assignment, and if the nondefaulting party places this Assignment with an attorney to exercise any of the rights of the nondefaulting party upon such default or failure, or if suit be instituted or defended by the nondefaulting party by reason of, under or pertaining to such default or failure, then the nondefaulting party shall recover reasonable attorneys’ fees actually incurred, costs and expenses from the defaulting party. This Section shall be enforceable by the parties hereto notwithstanding any rescission, forfeiture, or other termination of this Assignment.

7.Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Assignment via facsimile or electronic mail transmission shall be as effective as delivery of an original signed copy.

8.Construction.  The language of this Assignment will be construed simply, according to its fair meaning, and not strictly for or against any party hereto.

9.Definitions.  Any capitalized term not defined herein shall have the meaning ascribed to such term in the Purchase Agreement, except as the context otherwise requires.

10.Additional Acts. Assignor and Assignee shall each execute such other documents and perform such other acts as may be necessary or desirable to effectuate this Assignment.

11.Survival.  This Assignment shall survive Closing and recordation of any deed transferring the Property.

12.Governing Law.  The validity, meaning and effect of this Assignment shall be determined in accordance with the laws of the State of New York.

13.Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of the successors-in-interest and assigns of each party hereto.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed effective the _____day of ____________, 2022.

ASSIGNOR: McLean SFR Investment, LLC By: Name: Title:	ASSIGNEE: [_________________________] By: Name: Title:

Exhibt C

Bill Of Sale

This BILL OF SALE (“Bill of Sale”) is made and entered into as of the ___ day of ____________, 2022, by McLean SFR Investment, LLC (“Seller”), and ______________________________ (“Buyer”).

This Bill of Sale is made with reference to the following facts:

A. Concurrently with this Bill of Sale, Seller is selling to Buyer, and Buyer is purchasing from Seller, certain real properties and related improvements and appurtenances corresponding to the addresses set forth on Exhibit A attached hereto (the “Properties”), pursuant to that certain Agreement of Sale and Purchase (the “Agreement”) dated May __, 2022, by and between McLean SFR Investment, LLC, as Seller and [____________], as Buyer.

B. In connection with such purchase and sale, Seller desires to assign and sell to Buyer, and Buyer desires to accept, all of Seller’s right, title and interest in, to and under the Personal Property (as defined in the Agreement) located at or related to the Properties (the “Personal Property”).

NOW, THEREFORE, in consideration of the purchase price paid by Buyer to Seller for the Properties and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Sale of Personal Property. Seller hereby assigns sells, transfers, sets over and conveys to Buyer, and Buyer hereby accepts, all of Seller’s right, title, interest in, to and under all of the Personal Property.

2. Limitations. This Bill of Sale is made without any representation, warranty or indemnity of any kind whatsoever except as expressly provided in, and subject to the terms and conditions of, the Agreement. In the event of any ambiguity or conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall govern and control.

3. Successors and Assigns. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Governing Law. This Bill of Sale shall in all respects be governed by, and construed in accordance with, the laws of the State where the Properties are located.

5. Counterparts. This Bill of Sale may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of the date first written above.

SELLER:

McLean SFR Investment, LLC

By:

Name:

Title:

BUYER:

[__________]

By:

Name:

Title: